UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2007

Unum Group

(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 11, 2007, the Board of Directors of Unum Group (“Unum” or the “Company”) approved an equity performance incentive grant (the “2007 Equity Performance Grant” or the “Grant”) for certain executives. Awards will be issued under the Company’s Stock Incentive Plan of 2007 which was approved by Unum’s shareholders in May 2007.

The Board’s objective in adopting the 2007 Equity Performance Grant is to more closely align the long-term interests of Unum’s executive team with those of Unum’s shareholders through the creation of an incentive program whose value is directly linked to the Company’s future stock price. The Grant is available to a group of approximately 50 current executives of the Company who the Board deems to have played a significant role in the Company’s accomplishments to date. The Board believes that continuity of this leadership team – which the grant is designed to promote – is critical to the Company’s future success and will benefit all of the Company’s stakeholders including customers, employees and shareholders.

Under the program, the participants as a group would be eligible to receive up to a total of 1.26 million Restricted Stock Units (“Units”), which will be paid in shares of the Company’s common stock. Certain operating performance targets for financial results, risk-based capital, financial ratings, and regulatory compliance, must first be achieved before any payout can occur. In addition, the shares will vest according to a schedule of share price appreciation. As the share price increases, so too, will the vesting. Full vesting of the Grant will occur when the Company’s share price meets or exceeds $50, or approximately double the Company’s current stock price. If fully vested, shareholder value would have increased by approximately $9 billion to a total market value of $17.7 billion and the total value to participants would be $63 million.

A more detailed description of the Company’s executive compensation plans will be available in the Company’s 2008 proxy statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group (Registrant)

Date: September 17, 2007	By:	/s/ Susan N. Roth
		Name:	Susan N. Roth
		Title:	Vice President, Transactions, SEC and Corporate Secretary